RESOLUTIONS OF THE
BOARD OF DIRECTORS
OF
UWHARRIE CAPITAL CORP

 WHEREAS, the persons named below are designated as Reporting Persons of
Uwharrie Capital Corp (the Company) for purposes of Rule 16a (Reporting
Requirement) to the Securities and Exchange Commission (SEC):

 1.   Board of Directors Uwharrie Capital Corp

 2.   Roger L. Dick  President and Chief Executive Officer
      Uwharrie Capital Corp
      Chief Executive Officer Uwharrie Bank

 3.   R. David Beaver, III Chief Financial Officer and
      Chief Risk Officer
      Uwharrie Capital Corp and
      Uwharrie Bank
      President Uwharrie Bank

 4.  Jason R. Andrew  Chief Information Officer
      Uwharrie Capital Corp and Uwharrie Bank

 5.  Christy D. Stoner   President & Chief Executive Officer
      Uwharrie Investment Advisors
      Chief Marketing Officer
      Uwharrie Capital Corp and Uwharrie Bank

 6.  Jeffrey L. Trout  President Uwharrie Bank Mortgage

 FURTHER, all other officers of the Company are excluded from policymaking functions and, therefore, are not Reporting Persons of the Company.

 FURTHER, those persons named will be responsible for complying with the
Pre-Clearance Policy for Uwharrie Capital Corp Stock Transactions as set forth by the Board of Directors and for notifying Tamara M. Singletary, who has been designated as the contact person of the Company for stock matters, prior to engaging in any transaction involving or effecting any change in his/her beneficial ownership of equity securities of the Company including, without limitation, any change resulting from any private negotiation trade, market trade through the Company, gifts, custodial accounts, trusts, corporations, partnerships, marriages, deaths, incentive stock options, employee stock purchase plan, employee benefit plan, etc. in order to prevent violations of
Rule 16a and 16b.

 FURTHER, compliance with the reporting rules is the sole responsibility of the individual Reporting Persons and not the Company; however, Tamara M. Singletary or designee will assist persons with reporting forms to ensure timely filings with the Securities and Exchange Commission (SEC).

SEC Reporting Persons Resolution
Meeting of the UCC Board of Directors
February 16, 2021

 FURTHER, the Reporting Persons authorize and designate Roger L. Dick, R. David
Beaver, or Tamara M. Singletary to sign SEC Forms 3, 4 and 5 and file in their behalf, if needed.  Notice of this signature authorization will be given to the
Securities and Exchange Commission by providing a copy of this resolution.

      These actions being taken at a duly called meeting of the Uwharrie Capital
Corp Board of Directors on February 16, 2021, for which a quorum was present.

      /s/ Tamara M. Singletary
      Tamara M. Singletary
      Executive Vice President &
      Corporate Secretary
      Uwharrie Capital Corp